Exhibit 10.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	§
§
BLAST ENERGY SERVICES, INC.	§	CASE NO. 07-30424-H4-11
§
EAGLE DOMESTIC DRILLING	§	CASE NO. 07-30426-H4-11
OPERATIONS LLC	§
	§	Jointly Administered Under
DEBTORS	§	Case No. 07-30424-H4-11
§

AGREED ORDER GRANTING CONTINUANCE OF CONFIRMATION HEARING

CAME ON for hearing confirmation of the First Amended Joint Plan of Reorganization of Blast Energy Services, Inc., Debtor and Eagle Domestic Drilling Operations LLC, Debtor (collectively, the “Debtors”) filed on September 11, 2007 [Docket No. 673] and Corrections and Technical Amendments to First Amended Joint Plan of Reorganization of Blast Energy Services, Inc., Debtor and Eagle Domestic Drilling Operations LLC, Debtor filed on October 10, 2007 [Docket No. 700] (collectively, the “Plan”)1.  Counsel for the Debtors, the Official Committee of Unsecured Creditors (the “Committee”), Laurus Master Fund, Ltd. (“Laurus”) and Eric McAfee, on behalf of Berg McAfee Companies, LLC have agreed to continue the hearing on confirmation of the Plan to January 30, 2008, at 9:00 a.m.  Upon consideration of the agreement of the undersigned counsel and parties, the Court finds that the continuance should be granted.  It is therefore

ORDERED that the hearing on confirmation of the Plan is continued to January 30, 2008, at 9:00 a.m. conditioned upon the following:

1.           The Plan shall be amended (as amended, the “Modified Plan”) by the Debtors by Monday, December 3, 2007, to provide the following:

(a)           Classes 5, 6, 7 and 8 shall receive Cash on the Effective Date equal to 100% of their respective Allowed Claims;

1 Any term not defined herein shall be as defined in the Plan.

(b)           all current and future DIP loans made to the Debtors by Berg McAfee or any affiliate or party related thereto (collectively, “BMC”) shall be paid in full by converting the outstanding balance of such loans(s) as of the Effective Date into shares of Reorganized Blast Common Stock at the rate of $0.20 per share; and

(c)           the subscription amount of the Convertible Preferred Stock shall be increased to $4,000,000, all other provisions of the Convertible Preferred Stock as set forth in the Plan shall remain unchanged.

To the extent not modified herein all other provisions of the Plan remain applicable, including without limitation the requirement that the Plan Documents shall be in form and content acceptable to the Creditors Committee.

2.           Berg McAfee Companies, LLC shall provide an irrevocable Agreement Regarding Purchase and Sale of Preferred Equity (the “Agreement”) in the principal amount of up to $4.0 million due and payable on or before January 25,  2008 which obligates their purchase of any Convertible Preferred Stock in the amount of any shortfall in receipt of subscription payments for the Convertible Preferred Stock such that the Debtors shall have $4,000,000 in cash by close of business on January 25, 2008.  The Agreement shall be subject to Texas law and the exclusive jurisdiction of the US Bankruptcy Court for the Southern District of Texas Houston Division.  A copy of the executed Agreement is attached hereto and made a part hereof.

3.           All Claims of BMC, including all unsecured claims and claims arising from all DIP loans, shall hereby be deemed subordinated to payment in full of all unsecured creditors of the Debtors; provided, however, subject to the Modified Plan being confirmed on January 30, 2008, and the Effective Date having occurred, the claims of BMC shall be treated as provided in the Modified Plan.

4.           All unsecured claims of the Debtors’ directors shall hereby be deemed subordinated to payment in full of all unsecured creditors; provided, however, subject to the Modified Plan being confirmed on January 30, 2008, and the Effective Date having occurred, the claims of the directors shall be treated as provided in Class 12 of the Modified Plan.

5.           BMC shall provide the Debtors up to $300,000 in additional DIP loans; $200,000 of which shall be payable to the Debtors by 5 p.m. central on December 4, 2007.  The provisions of paragraphs 1(b) and 3 shall be applicable to such $300,000 in additional DIP loans.   The Debtors agree to pay the aggregate amount of $250,000 on or before close of business on December 14, 2007 to Debtors’ bankruptcy counsel and the Committee’s professionals on a pro rata basis based on the proportion that a professional’s unpaid fees and expenses reported to the Debtors from the Petition Date thru the period ending October 31, 2007 bears to the aggregate of all unpaid fees and expenses of such professionals through that date or as otherwise agreed between the professionals.

6.           Within 24 hours of the Debtors’ receipt, the Debtors shall provide counsel to the Committee copies of executed subscription agreements and any evidence of receipt of funding.

7.           The provisions of any DIP order or order confirming any plan that is entered shall be subject to the provisions of this order which shall not be superseded without agreement of the Debtors and the Committee.  The terms of this order are applicable to any trustee that subsequently becomes appointed or upon conversion of one of more of these cases to chapter 7.

8.           All objections of any party, including Laurus, to the Plan and any objections to the Modified Plan are not waived and are preserved.

DATE: 11/28/2007	/s/Jeff Bohm
HONORABLE JEFF BOHM
UNITED STATES BANKRUPTCY JUDGE

AGREED AS TO FORM AND SUBSTANCE:

Counsel to the Debtors

By: /s/ H. Rey Stroube
H. Rey Stroube, III
18510 Kingsland Blvd.
Houston, TX  77094
281-599-3011

By: /s/Eric A. McAfee
Eric A. McAfee, President,
Berg McAfee Companies, LLC

AKIN GUMP STRAUSS HAUER & FELD LLP
Co-Counsel to the Committee

By: /s/S. Margie Venus
S. Margie Venus
1111 Louisiana, 44th Floor
Houston, TX  77002
713-220-5800

AGREEMENT TO CAUSE DEBTORS’ CONVERTIBLE PREFERRED STOCK TO BE PURCHASED AND TO PERSONALLY PURCHASE ANY UNPURCHASED DEBTORS’ CONVERTIBLE PREFERRED STOCK OR BE PERSONALLY LIABLE

Agreement dated as of November 28, 2007 (this “Agreement”), by Blast Energy Services, Inc. and Eagle Domestic Drilling Operations LLC (collectively the “Debtors”) and Berg McAfee Companies, LLC (“Berg LLC”), in connection with the First Amended Joint Plan of Reorganization of Blast Energy Services, Inc., Debtor, and Eagle Domestic Drilling Operations LLC, Debtor, filed on September 11, 2007 [Case No. 07-30424, Docket No. 673] and Corrections and Technical Amendments to First Amended Joint Plan of Reorganization of Blast Energy Services, Inc., Debtor, and Eagle Domestic Drilling Operations LLC, Debtor, filed on October 10, 2007 [Case No. 07-30424, Docket No. 700] (collectively, the “Plan”), as the same shall be amended to provide for the sale of preferred equity for net proceeds of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00), as set out below, for the benefit of the Debtors.

WHEREAS, the Debtors proposed the Plan.

WHEREAS, Berg LLC will derive substantial direct and indirect benefits from the issuance and sale of the Convertible Preferred Stock.

WHEREAS, on or before Monday, December 5, 2007, Debtors will amend the Plan to increase the Subscription Amount to FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Berg LLC hereby agrees as set forth below.

Section 1.	Defined Terms.

Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

Section 2.	Covenants Respecting Preferred Equity of Debtors.

First Covenant.  Berg LLC promises to cause Debtors to comply with Section 8.1 of the Plan to have the sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00) of net proceeds (“Net Proceeds”) from the sale of Cumulative Convertible Preferred Stock (“Preferred Equity”) placed into the Debtor’s Account, Wells Fargo Bank, Escrow Account # 22594300 (“Debtor’s Account”), on or before January 25, 2008.

Second Covenant.  Berg LLC, further promises that if the First Covenant is not fully complied with, it will personally purchase so much of the Preferred Equity as is necessary for the Net Proceeds in the aggregate amounts of FOUR MILLION AND NO/100 DOLLARS ($4,000,000) to have been placed in Debtors’ Account on or before January 25, 2008.

Section 3.	Attorney’s Fees and Expenses.

If any sum payable under this Agreement is not paid when due and this Agreement is placed in the hands of an attorney for collection or enforcement of this Agreement or amounts due under this Agreement are collected through any legal proceedings, including, but not limited to suit, probate, insolvency or bankruptcy proceedings, the undersigned agrees to pay all fees and all expenses of collection and costs of court of the Debtors including, without limitation, attorney’s fees.

Section 4.	Accrual of Interest.

Amounts due under this Agreement and not paid when due shall bear interest at eight-percent (8%) per annum from the date when due through but not excluding the date of payment.

Section 5.	Service of Process.

All communications and notices hereunder shall be in writing and given as provided under the Bankruptcy rules of the Southern District of Texas Houston Division, or in the alternative under the Texas Rules of Civil Procedure or the Federal Rules of Civil Procedure, as applicable.  Berg LLC acknowledges and agrees that all communications and notices hereunder to it shall be at the address specified by it herein.  The Debtors acknowledge and agree that all communications and notices hereunder to them shall be at the address or addresses specified by them under the Plan.

Section 6.	Governing Law and Consent to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas (without regard to principles of choice of law).  The parties consent and agree that the Bankruptcy Court for the Southern District of Texas Houston Division (the “Bankruptcy Court”) shall have exclusive jurisdiction to hear and determine, while the bankruptcy cases of the Debtors are still pending, any claims and disputes pertaining to this Agreement or any matter arising out of or related to this Agreement.  To the extent the Bankruptcy Court declines to exercise such jurisdiction or no longer has such jurisdiction, the parties consent and agree that any state or federal court located in the County of Harris, State of Texas shall have exclusive jurisdiction to hear and determine any claims and disputes between the parties pertaining to this Agreement or any matter arising out of or related to this Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first above written.

Berg McAfee Companies, LLC By:/s/Eric A. McAfee Name: Eric McAfee, President, on behalf of Berg McAfee Companies, LLC Address: 10600 N. DeAnza Blvd. Suite 250 Cupertino, California 95014